May 2019 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. No. 333 - 230952 Preliminary Prospectus Filed on April 19, 2019

Free Writing Prospectus Disclosure • Issuer Free Writing Prospectus Issued Pursuant to SEC Rule 433 • This free writing prospectus relates to the proposed public offering of common stock of Summit Wireless Technologies, Inc. (the “Company”), together with the underwriter’s warrant to purchase common stock and common stock underlying such warrant, all of which are being registered on a Registration Statement on Form S - 1 (No. 333 - 230952) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated April 19, 2019, included in that Registration Statement, which can be accessed through the following link: • https://www.sec.gov/Archives/ edgar /data/1682149/000114420419020338/ tv519148_s1.htm • Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: 855 - 288 - 2539. 2

27 WiSA patented technology powers top consumer electronics brands to deliver wireless immersive sound 1 3

Forward - Looking Statements This presentation includes forward - looking statements within the meaning of the Private Securities Litigation Reform Act that reflect our current views with respect to, among other things, our operations, business strategy, interpretation of prior development activities, plans to develop and commercialize our product candidates, potential market opportunity, financial performance and needs for additional financing. We have used words like "anticipate," "believe," "could," "estimate," "expect," "future," "intend," "may," "plan," "potential," "project," "will," and similar terms and phrases to identify forward - looking statements in this presentation. Readers are cautioned not to place undue reliance on these forward - looking statements. Actual results may differ materially from those indicated by these forward - looking statements as a result of risks and uncertainties impacting Summit Wireless’ business, including the ability to predict the timing of design wins entering production and the potential future revenue associated with design wins; rate of growth; the ability to predict customer demand for existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting customers’ end markets; the ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission, including those described in our Registration Statement on Form S - 1 filed with the SEC on April 19 , 2019. Forward - looking statements speak only as of the date of this presentation, and we undertake no obligation to review or update any forward - looking statement except as may be required by applicable law. 4

Deal Summary Issuer Summit Wireless Technologies, Inc. Co - Leads Alexander Capital, LP & Westpark Capital, LP Ticker/Exchange WISA/NASDAQ Offering Size $7,000,000 Pricing Range TBD Shares Offered TBD Use of Proceeds • Product development • Sales, marketing, general and administrative • Capital expenditures • General working capital purposes 5

Why are top brands supporting ? 6

Audio is Separating From Devices 1. Bigger 2. Thinner 3. Higher Resolution Great video, but POOR or NO SOUND 7

Sound is K ey to Optimizing the Experience of… SPORTS TV SHOWS CONCERTS MOVIES GAMING ALL COMING INTO THE HOME IN 5.1 OR GREATER 8

Multi - Channel Audio Content Here Now Multiple Content Streams >8 0% of Streaming content is multi - channel audio! Multi - channel: Stereo, 2.1, 3.1, 5.1, 7.1, (5.1.2 or 5.1.4 Atmos ) 9

Paradigm Shift: Consumers Seek Simplicity No Complex Receivers No Difficult Installations No Speaker Wires X X Complete Set - Up in Less than 30 Minutes X 10

Immersive Audio L TV/Soundbar TV R L C 1.5 meters 4 - 5 meters C Flat Audio Internal Speakers Loud Speakers 11

Latency A verage Human sees: > 50ms Dolby wants: < 20ms Audiophiles want: < 15ms Gamers want: < 12ms WiSA delivers: 5.2ms Delivers Lowest Latency Available 12

Expanding Membership More than 60 brands now part of WiSA 13

AVRs TVs XBOX Windows 10 Surface Pro Sources Speakers Consumers Win • Greater simplicity • Greater access to content • Lower cost to enable Wireless Interoperability Standard iPhone 14

WiSA Embedded IP Eliminating Adoption Costs WiSA “Ready” WiSA Traditional TV HDMI WIFI Bluetooth Dolby A/V Receiver Installation Installation Cost/Time WiSA Hub/ Soundbar WiSA USB Transmitter or WiSA Xbox Transmitter $1,500+ $300 - $800 $75 - $150 $1 HDMI WIFI Bluetooth Dolby Cost to consumer: 15

1 3 TV recognizes USB WiSA “Ready” Transmitter WiSA loudspeakers found and assigned or reassigned WiSA Logo every time consumer changes volume Wireless loudspeakers connected in 2 - 3 seconds Easy Set Up Process Through TV User Interface 2 3 1 16

WiSA Ready TV Market Opportunity LG Case Study 7 14 20 2019 2020 2021 Estimate Demand For LG’s WiSA Ready TVs (Volume in Millions ) Total Unit Volume (TVs) 7M 14M 20M WiSA Attach Rate% 5% 5% 5% Revenue per system $70 $70 $70 Potential Revenue $24M $49M $70M Other WiSA Members: Estimated TAM for LG TVs 17

Market for Gamers = Need for Speakers • 2.6B gamers worldwide • $40B spent on gaming hardware eSports Viewing Parties Require Immersive Sound 18

THX + Summit / WiSA Partnership • THX and Summit to co - design transport and receive modules • THX tunes WiSA module and system for optimal consumer playback • Target customers are Gamers and Esports viewers • Joint sales, marketing and branding 19

Strong & Growing IP Portfolio + Trademark Audio Transport and Recovery Latency Synchronization 11 Patents Issued/Pending • 8 channels • Speaker Sync • High Fidelity • Lip Sync/Latency • Brand Interoperability • Robust Wireless Connection • Simple Set - up Performance Advantages + 20

Immersive Sound Expands to All Smart Devices

Long Term Growth Driver

- Developing licensable IP for smart devices:
  - 150m + Smart TVs
  - 1B+ Smart Phones
  - Tablets
  - Gaming PCs and Consoles
  - Smart Refrigerator
- Prototype demonstrated at CES19 to over 10 tier-one consumer electrics brands



Revenue
WiSA Embedded Software IP
Gross Margin Target ~100%
WiSA Chip / Module
Gross Margin Target ~30%
2017 – 2022

SUMMIT WiSA
21

2019 Milestones • 10 to 13 projects projected to launch by end of Q3 • Speaker certification announcements • WiSA USB Transmitter by Axiim shipping for Xbox and WiSA Ready products • LG and speaker partners launching at retail • Product in retailers representing > 1,000 store fronts • Five TV brand engagements • First IP customer engagement 22

Paradigm Shifts Create Opportunity Global Interoperability Standard IP Portfolio + TM 11 patents issued/pending + WiSA ™ Expanding Market = Long - term Growth • Expanding ODM design/development pipeline • Increasing WiSA membership • Launching WiSA Ready + WiSA Embedded platforms • Increasing multi - brand cross - category marketing accelerating consumer awareness/demand Summit Wireless Technologies Investment Rationale Personal Whole House Immersive Sound TAM* 1B+ speaker 23

CEO Contact Information Brett Moyer Summit Wireless Technologies President and CEO Phone: 408 761 3880 Email: bmoyer@summitwireless.com 24